PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.

           ANNUAL MEETING OF SHAREHOLDERS (To be held on May__,
2001)

My name is Phillip Goldstein. I am a shareholder of Lincoln National Convertible Securities Fund, Inc. (the "Fund"). I am sending this proxy statement and the enclosed GREEN proxy card to shareholders of record on March __, 2001 (the "Record Date") of the Fund. I am soliciting a proxy to vote your shares at the 2001 Annual Meeting of Shareholders of the Fund (the "Meeting") on May __, 2001 and at any adjournments or postponements of the Meeting. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about March __, 2001.

INTRODUCTION

There are two matters that the Fund has scheduled to be voted upon at the Meeting:

1. To elect directors for the Fund to hold office until their successors are elected and qualified.

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2001.

In addition, I will present the following proposals at the
Meeting:

3. RESOLVED: The shareholders of the Fund request that it be converted to an open-end fund.

4. RESOLVED: The following by-law shall be adopted: "The investment advisory agreement shall be submitted to shareholders for a vote in 2002 and every year thereafter. If the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not inconsistent with state or federal law. The provisions of this by-law may only be amended, added to, rescinded or repealed by the shareholders."

5. RESOLVED: The following bylaw shall be adopted: "No lawsuit against any stockholder of the Company shall be pursued unless ratified by the stockholders no later than (i) 120 days after such lawsuit is filed or (ii) 120 days after adoption of this bylaw. This bylaw may only be altered, amended or repealed by the stockholders."

With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of Phillip Goldstein and Ralph Bradshaw (and, if applicable, FOR Andrew Dakos and Gary Bentz) as directors of the Fund and FOR Proposals 3, 4 and 5. I am making no recommendation as to how your shares should be voted on Proposal 2.

How Proxies Will Be Voted

All of the proposals to be voted on at the Meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card. If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of Phillip Goldstein and Ralph Bradshaw (and, if applicable, FOR Andrew Dakos and Gary Bentz) to the Board and FOR Proposals 3, 4, and 5 and will ABSTAIN from voting on Proposal 2.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the Meeting. These may include, among other things, matters relating to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum, in order to solicit additional proxies or, if they deem it to be in the interest of the shareholders, for any other legal reason.

Voting Requirements

If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. Please refer to the Fund's proxy statement for the voting requirements for Proposal 1 and Proposal 2. Proposals 3, 4 and 5 require the affirmative vote of the majority of votes cast at the meeting for passage.

Revocation of Proxies

You may revoke any proxy at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets totaling in excess of $60 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit those companies and their shareholders.

As of March -- 2001, I owned jointly with my wife one share of Common Stock of the Fund. I am also deemed to be the beneficial owner of _____ shares of Common Stock held in brokerage accounts by my clients and me. Combined, these personal and client positions total _____ shares, representing approximately __% of the Fund's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

REASONS FOR THE SOLICITATION

The shares of the Fund have traded at a substantial discount from
net asset value ("NAV") for many months.   I believe that
insufficient measures have been taken to address the discount. For example, the Fund's most recent report indicates that less than --% of the shares had been repurchased. Repurchasing shares at a discount benefits all shareholders by increasing the NAV per share. At the same time, it reduces the Fund's total assets. Since it is paid a percentage of total assets as a management fee, the Fund's investment advisor has a conflict of interest because repurchasing shares will reduce its fees. Thus, the board of directors must provide firm leadership to provide this clear benefit to the owners of the Fund. I believe that the incumbent directors are too close to the investment advisor to be true watchdogs for the Fund`s shareholders.

I am conducting this contest in order to (1) give all shareholders an opportunity to elect directors who have no affiliation with the investment advisor, (2) afford shareholders an opportunity to vote on a proposal to eliminate the discount by converting the Fund to an open-end fund, (3) make the investment manager more accountable to the shareholders, and (4) allow shareholders to determine whether they want the Fund to pursue lawsuits against shareholders. Election of my director nominees and passage of my proposals will send a strong message that the status quo is unacceptable.

                             CERTAIN CONSIDERATIONS

In deciding whether to give me your proxy, you should consider the following:

Implementation of certain actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have tax consequences for some shareholders that cannot be quantified at this time.

I believe that all shareholders of the Fund will benefit if actions are taken to reduce or eliminate the discount from NAV. However, I have another reason for wanting the market value of the Fund's shares to increase. My clients who hold shares of the Fund pay me fees that are based upon a share of the profits they earn. Those fees will be greater if the value of the Fund's shares increases.

ELECTION OF DIRECTORS

Last year, immediately after the board announced that it had staggered itself without shareholder approval, I attempted to nominate Mr. Bradshaw and myself for election as Class I directors. Even though many shareholders gave instructions to vote their shares for us at the meeting, the board refused to allow us to present any nominations. After eliminating any competition, the incumbents claimed they were "elected." I have sued the directors for abusing their positions and stealing the
election for the Class I seats.    I intend to nominate Mr.
Bradshaw and myself as nominees for Class I seats (because I believe that the persons claiming to hold those positions were not legally elected) and Mr. Dakos and Mr. Bentz for the Class II seats. However, if the court rules otherwise, Mr. Bradshaw and I will be the (only) nominees for the Class II seats. The following are the nominees to have a term of office until their successors are elected and qualified. Each nominee has consented to serve if elected and to being named in the proxy statement.

Name, Address,         Age                     Principal Business
Occupation(s)

Phillip Goldstein (56)
60 Heritage Drive
Pleasantville, NY 10570

Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and president of the general partner of Opportunity Partners LP, a private investment partnership. Mr. Goldstein has been an advocate for shareholder rights since 1996. He was a director of Clemente Strategic Value Fund from 1998 to 2000 and has been a director of The Mexico Equity and Income Fund since February 2000,The Italy Fund since May 2000 and Dresdner Global Strategic Income Fund since November 2000.

Ralph Bradshaw (50)
One West Pack Square, Suite 750
Asheville, NC 28801

Mr. Bradshaw is President of Cornerstone Advisors Inc. specializing in closed-end fund investments and a Financial Consultant. Formerly he was a Vice-President of Deep Discount Advisors, Inc. (1993-1999). Mr. Bradshaw currently serves as a Director on the boards of The Clemente Strategic Value Fund
(1998), The Austria Fund (1999), Cornerstone Strategic Return Fund (1999), and Progressive Return Fund (1999), all NYSE listed closed-end funds.

Andrew Dakos (34)
14 Mill Street
Lodi, NJ 07644

Mr. Dakos is a Private Investor and Vice-President- Sales Uvitec
Printing Ink since 1997. He was Sales Manager from 1992-1997. He has been a director of Dresdner Global Strategic Income Fund since November 2000.

Gary Bentz (44)
One West Pack Square, Suite 750
Asheville, NC 28801

Mr. Bentz is Vice-President of Cornerstone Advisors Inc. specializing in closed-end fund investments. He has served as a Financial, Accounting, and Investment Consultant and Certified Public Accountant. Formerly he was a Vice-President of Deep Discount Advisors, Inc. (1993-2000). Mr. Bentz currently serves as a Director on the Board of The Austria Fund (1999); formerly served on the Boards of Clemente Strategic Value Fund (1999), and Cornerstone Strategic Return Fund (2000), and is currently Treasurer of these two funds, as well as Progressive Return Fund, all NYSE listed closed-end funds.

As of March __, 2001 Mr. Goldstein, Mr. Bradshaw, and Mr. Bentz beneficially owned _______, 1,001, and 3,900 shares of the Fund respectively. Mr. Dakos is not a shareholder.

Other than fees that may be payable by the Fund to its directors, no nominee has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named as proxies.

                     RATIFICATION OF THE INDEPENDENT AUDITOR

The incumbent board of directors has selected PricewaterhouseCoopers LLP as the independent auditor of the Fund for the fiscal year ending December 31, 2001. Without further information, I cannot make any recommendation. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to ABSTAIN from voting on this matter.

PROPOSAL 3:  TO REQUEST THAT THE FUND BE CONVERTED TO AN OPEN-END
FUND

Supporting Statement

This proposal, while not binding on the Fund, enables shareholders to vote on whether the Fund should be converted to an open-end fund. Upon conversion, there would be no discount and shareholders could redeem their shares at NAV at any time.

PROPOSAL 4: TO AMEND THE FUND'S BY-LAWS TO REQUIRE ANNUAL
APPROVAL OF THE INVESTMENT ADVISORY CONTRACT BY A
VOTE OF THE SHAREHOLDERS

RESOLVED: The following by-law shall be adopted: "The investment advisory agreement shall be submitted to shareholders for a vote in 2002 and every year thereafter. If the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not inconsistent with state or federal law. The provisions of this by-law may only be amended, added to, rescinded or repealed by the shareholders."

Supporting Statement

The advisor collects around $1 million a year to manage the Fund. So, it is only fair that the shareholders who pay those fees be able to vote "yea or nay" on the advisory contract each year. The law specifically permits us to vote on the re-approval of the advisory contract for a very good reason. It makes the investment advisor accountable to the people who pay the advisor's fees and not just to a friendly board of directors.

PROPOSAL 5: TO AMEND THE BYLAWS TO REQUIRE APPROVAL BY THE
SHAREHOLDERS OF ANY LAWSUIT AGAINST A SHAREHOLDERS


RESOLVED: The following by-law shall be adopted: "No lawsuit against any stockholder of the Company shall be pursued unless ratified by the stockholders no later than (i) 120 days after such lawsuit is filed or (ii) 120 days after adoption of this bylaw. This bylaw may only be altered, amended or repealed by the stockholders."

Supporting Statement

Until last year, shareholders were able to elect the entire board of directors every year at the annual meeting. Then, without a shareholder vote, the board of directors unilaterally decided to stagger their own terms so that only one third of them would have stand for election each year. In part to protest the board's action, I tried to nominate two candidates for election as directors at last year's shareholder meeting. The incumbents were concerned that shareholders might elect some directors who were not in their "club." So, the board simply refused to allow anyone other than club members to be nominated. They claimed that because I was not in their club, I had to give them advance notice of any nominations even though the bylaws do not require notice and the directors never considered any restrictions on nominations.

I then sued the directors for stealing the election. They responded by filing a frivolous countersuit against me falsely alleging that some other shareholders and I own too many shares of the Fund and that we have not made a proper filing with the SEC. For these sins, the incumbents want the court to strip me of my right to solicit proxies. I believe their lawsuit was instigated by their lawyers and is nothing more than a shameless attempt to entrench themselves in their positions. What is worse is that even though their lawsuit is designed to benefit only the directors, the manager and their lawyers, it is the shareholders who are stuck paying the enormous legal bills. But don't take my word for it. Check it out for yourself. Feel free to contact the incumbent directors (that is, if you can locate them) and me to get both sides of the story. Then make up your own mind.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

A Schedule 13G filing dated ___________ indicates that Deep
Discount Advisors,
Inc. and Ron Olin Investment Management Company are beneficial owners of
________ shares and __________ shares or ___% and ____%
respectively of the Fund's
outstanding shares.  Ralph Bradshaw and Gary Bentz, nominees for
director, are former employees of Deep Discount Advisors.   They
have also been consultants to Ron Olin Investment Management Company since 1995. Neither company is a party to this solicitation and, to the best of my knowledge, has not endorsed any nominees.

                                THE SOLICITATION

I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies, as may Mr. Bradshaw. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, Ralph Bradshaw and I will personally bear all of the expenses related to this proxy solicitation, which I estimate to be approximately $25,000. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

                              ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the Meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: March__,2001


               EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR
SOLD
             WITHIN THE PAST TWO YEARS BY THE SOLICITING
SHAREHOLDER

Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner. Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

[Insert Table of Purchases and Sales]


PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC. BY PHILLIP
GOLDSTEIN, A SHAREHOLDER

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May___,
2001

The undersigned hereby appoints Rajeev Das, Ralph Bradshaw, and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC. (the "Fund") on May__, 2001at _________ (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [
].)

1.   ELECTION OF TWO CLASS I DIRECTORS AND/OR TWO CLASS II
DIRECTORS (note: If only Class II directors are elected, the nominees shall only be Goldstein and Bradshaw.)

    FOR all of the nominees listed below [ ]        WITHHOLD
AUTHORITY [ ]
   (except as indicated to the contrary below)      to vote for
all of the nominees listed
below

         CLASS I DIRECTORS - PHILLIP GOLDSTEIN, RALPH BRADSHAW

         CLASS II DIRECTORS - ANDREW DAKOS, GARY BENTZ (see note above)

   To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

   --------------------------------------------------------------
-------------------------------------------

2.       To ratify the selection of PricewaterhouseCoopers L.L.P.
as Independent Auditors for the Fund for the fiscal year ending
December 31, 2000.

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]

3.  To request that the fund be converted to an open-end fund.

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]

4. To adopt a by-law to require the investment advisory agreement to be submitted to shareholders for a vote in 2002 and every year thereafter.

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]

5. To adopt a by-law to require shareholder approval of any lawsuit against a shareholder.

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]


 Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted for the election of the nominees named above in Proposal 1 and for Proposals 3, 4 and 5 and will abstain from voting on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated March __ 2001of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)_________________________   Dated _______